Exhibit 99.1

Press Release

For Immediate Release

OVERLAND STORAGE REPORTS

FISCAL 2009 SECOND QUARTER RESULTS

— Announces New Business Model —

SAN DIEGO – February 5, 2009 – Overland Storage, Inc. (Nasdaq: OVRL) today reported results for its fiscal 2009 second quarter and six-month period ended December 31, 2008.

Net revenue for the fiscal 2009 second quarter was $28.9 million, compared with $34.1 million for the same quarter a year ago. The company reported a net loss of $5.2 million, or $0.40 per share, for the fiscal 2009 second quarter compared with a net loss of $6.5 million, or $0.51 per share, for the same quarter in the prior fiscal year.

For the first six months of fiscal 2009, the company reported net revenue of $61.3 million compared with $67.0 million for the same period in the prior fiscal year. The net loss for the first half of fiscal 2009 was $12.1 million, or $0.94 per share, compared with a net loss of $11.0 million, or $0.86 per share, in the first half of fiscal 2008.

The company noted that net revenue for the fiscal 2009 second quarter decreased 15.2 percent from the fiscal 2008 second quarter primarily due to lower sales to the company’s largest OEM customer. Total OEM revenue was down 37.1 percent compared to the fiscal 2008 second quarter. This trend continues to reflect the previously announced transition by the customer to a new product from an alternate supplier. Total branded revenue declined only 1.7 percent compared to branded revenue in the second quarter of fiscal 2008. Sales in the Americas region was relatively flat compared to the prior year quarter, while a 15.1 percent decline in EMEA and a 40.2 percent decline in APAC were offset by a 24.4 percent increase in revenue of service and spares.

Gross profit in the fiscal 2009 second quarter of $7.7 million nearly equaled the $7.8 million in gross profit reported in the prior year quarter, despite the 15.2 percent net revenue decline noted above. The gross profit margin of 26.7 percent for the fiscal 2009 second quarter improved over the fiscal 2008 second quarter margin of 22.8 percent.

Operating expenses of $12.6 million in the fiscal 2009 second quarter declined 9.4 percent from $13.9 million in the fiscal 2008 second quarter reflecting the company’s August 29, 2008 restructuring. Sales and marketing expenses declined 6.5 percent and R&D expenses declined 15.6 percent compared to the fiscal 2008 second quarter. On a sequential basis, the operating expense decline was more pronounced. Total operating expenses declined 19.2 percent compared to $15.6 million in the fiscal 2009 first quarter. The high level of operating expenses in the first fiscal quarter reflects the acquisition of the Snap Appliance business at the end of June 2008, and severance costs relating to the August restructuring.

The total cash balance at the end of the quarter was $3.0 million, a decline of $2.3 million from the end of the fiscal 2009 first quarter. Inventory levels were reduced by $1.3 million in the fiscal 2009 second quarter from the first quarter.

“The challenges we faced in the December quarter were significant,” stated Vern LoForti, president of Overland Storage, Inc. “We were impacted by a combination of the difficult worldwide economic conditions and concerns in the first two months of the quarter about our ability to obtain financing, both of which hampered sales. In late November, we secured a $9 million accounts receivable financing line that alleviated some concerns. But, in order to ensure a return to profitability, we acknowledged the need to modify our business model.

“During this process, our board of directors was extremely supportive. Eric Kelly, who joined the board in November 2007 bringing 30 years experience in the data storage sector, began working with management on a full-time basis to formulate a new plan. Together we presented a new financial plan to the board. As announced last week, the board determined that the best way to execute the plan was to have us split the CEO and president roles. Eric now serves as CEO while I continue as president. We are both dedicated to seeing Overland succeed, and believe that our skills are complementary. Having spent 13 years at Overland, I am highly vested in our company. Eric, having previously run Snap as an independent company and generated significant value there, is determined to see Snap become a successful and integral component of Overland’s product portfolio and strategy. We intend to leverage Overland’s complete portfolio of end-to-end data protection products and our valuable sales channel,” stated LoForti.

“We developed our new financial model to significantly reduce the breakeven point, and that has become our near-term goal,” commented Eric Kelly, CEO of Overland Storage, Inc. “We aimed to hit breakeven at a net revenue level below $30 million per quarter. In order to achieve this goal, we attacked product costs and operating expenses, a process that entailed highly focused discussions with our suppliers and employees. Some difficult decisions were required, and on January 9, 2009, we announced a restructuring that included a 17 percent reduction in our worldwide workforce and a 10 percent pay-cut for all employees.

“We targeted specific areas where we believe we can generate significant savings,” continued Kelly. “We identified approximately $2.5 million of product-related cost reductions that we expect will improve our gross profit margin. We are consolidating our facilities and reducing other spending with the goal of cutting an additional $3.4 million of cost and expenses. We anticipate the annual savings from the reduction-in-force will amount to approximately $5.5 million. We expect the pay-cut and related changes to generate $2.9 million in annual savings. Aggregated, we anticipate these actions should amount to annual savings of $14.3 million. Though these cuts substantially change our business model, they are intended to assure the viability of Overland and fuel the growth of our business.

“Despite the global economic conditions, IDC estimates storage growth at 60 percent annually,” Kelly added. “We believe that global demand will continue for end-to-end data protection solutions that offer storage tiering, thin provisioning, data deduplication and enterprise file-based storage delivered at an optimal value proposition. Overland excels at this formula, providing the required solution at the best price. We are committed to offering both tape- and disk-based solutions that address storage needs for both structured and unstructured data in the SMB and distributed enterprise markets. To operate efficiently and maximize storage utilization, IT managers must take advantage of new technologies, including data deduplication that Overland’s REO® 9500D provides, and thin provisioning capabilities as offered by the Dynamic Virtual Tape™ (DVT) feature embedded in Overland’s other REO VTL solutions.

“As Vern already pointed out, network attached storage (NAS) solutions are critical to solving customers’ unstructured data requirements. As Snap represents the largest worldwide NAS-installed base, we plan to leverage this position to continue providing storage solutions to the distributed enterprise and the SMB space. Our goal is to integrate and magnify Snap’s performance within Overland, thereby creating greater and significant value for Overland shareholders. Though much work lies ahead, we have already identified a number of ways to add value to the existing Snap platform and to elevate it as a market force. Our recent push into the video surveillance market is one example. The Snap platform is ideally suited for this rapidly growing market already in the midst of a technology shift, moving from analog to high-resolution digital capture and storage. We are currently at work expanding the Snap operating system to include unique features and capabilities designed to enhance its ability to function as a network video recorder and storage management system. The development process is never static, and we are working on capability expansions of the Snap software and hardware. As evidence, we introduced version 5.0 of the Guardian OS operating system last September with enhanced data replication software and the Snap Server 620 model with dual-core AMD Opteron processors that deliver 63 percent faster performance.

“Lastly, I would like to comment on tape,” added Kelly. “Overland’s NEO® Series of tape automation products has a rock-solid reputation in the industry. End-users find significant value in the reliability, scalability and expanded feature set of NEO, factors that the standard value-line automation products on the market fail to adequately address. We will soon be announcing an enhanced version of NEO that we believe will further its value and translate into increased demand.

“Though conscious of the challenging worldwide economy, we believe that our new business plan substantially modifies the prospects for Overland’s longevity and prosperity,” concluded Kelly. We now turn to the job of execution. Knowing the experience and dedication of the Overland team, we believe that we are up to the task, and are highly confident of our success.”

About Overland Storage

Overland Storage provides affordable end-to-end data protection solutions that are engineered to store smarter, protect faster and extend anywhere — across networked storage, media types and multi-site environments. Overland Storage products include award-winning NEO SERIES® and ARCvault® tape libraries, REO SERIES® disk-based backup and recovery appliances with VTL capabilities, Snap Server® NAS appliances, and ULTAMUS® RAID high-performance, high-density storage. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include: the performance of Mr. Kelly as CEO; our ability to obtain sufficient funding to execute our business strategy; customers’ perceptions of our continued viability; possible delays in new product introductions and shipments; failure to achieve desired benefits from cost-cutting measures, including the January 2009 restructurings; market acceptance of the company’s new product offerings; the ability to maintain strong relationships with branded channel partners; the timing and market acceptance of new product introductions by competitors; worldwide information technology spending levels; unexpected shortages of critical components; our inability to penetrate the video surveillance market successfully; rescheduling or cancellation of customer orders; loss of a major customer; general competition and price pressures in the marketplace; the company’s ability to control costs and expenses; and general economic conditions. Reference is also made to other factors detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, REO Series, REO, NEO Series, NEO, ARCvault Series, ARCvault ULTAMUS and Snap Server are trademarks of Overland Storage, Inc.

Webcast: A live audio Webcast of Overland’s management conference call discussing fiscal 2009 second quarter results will be held beginning at 5:00 p.m. EST, February 5, 2009, and will be posted at www.overlandstorage.com. Please provide adequate time to log on. Following the broadcast, the conference call will be archived for future access on Overland’s website.

CONTACT INFORMATION:

Kurt L. Kalbfleisch, VP Finance and CFO

Email: kkalbfleisch@overlandstorage.com

858-571-5555

Sue Hetzel, HetzelMeade Communications

Email: sue@hetzelmeade.com

760-434-9927

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- Financial Tables Follow -

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue	$28,949	$34,060	$61,253	$66,961
Cost of revenue	21,225	26,278	44,807	52,707

Gross profit	7,724	7,782	16,446	14,254

Operating expenses:
Sales and marketing	7,387	7,898	16,812	14,561
Research and development	2,798	3,317	5,975	5,257
General and administrative	2,428	2,658	5,455	5,181

Total expenses	12,613	13,873	28,242	24,999

Operating loss	(4,889)	(6,091)	(11,796)	(10,745)
Interest income, net	37	242	101	531
Other expense, net	(276)	(500)	(463)	(601)

Loss before income taxes	(5,128)	(6,349)	(12,158)	(10,815)
Income taxes	24	155	(100)	210

Net loss	$(5,152)	$(6,504)	$(12,058)	$(11,025)

Net loss per share:
Basic and Diluted	$(0.40)	$(0.51)	$(0.94)	$(0.86)

Shares used in computing net loss per share:
Basic and Diluted	12,771	12,756	12,769	12,755

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	Dec 31, 2008	June 30, 2008
	(unaudited)
ASSETS
Cash and equivalents	$3,033	$8,437
Short-term investments	—	1,214
Accounts receivable, net	17,016	15,814
Inventories	16,035	17,126
Other current assets	7,327	8,566

Total current assets	43,411	51,157
Property, plant and equipment, net	1,404	1,139
Other assets	8,450	10,294

Total assets	$53,265	$62,590

LIABILITIES & EQUITY
Current liabilities	$38,958	$37,140
Debt	2,228	1,432
Other long-term liabilities	6,742	5,835
Shareholders' equity	5,337	18,183

Total liabilities and equity	$53,265	$62,590